Exhibit 4.1

Execution Version

SHAREHOLDERS AGREEMENT

BY AND AMONG

PERINI CORPORATION,

RONALD N. TUTOR

AND

THE SHAREHOLDERS LISTED ON ANNEX A HERETO

DATED AS OF APRIL 2, 2008

TABLE OF CONTENTS

1.	Definitions	1
2.	Board of Directors.	6
3.	Voting	8
4.	Standstill Agreement	9
5.	Transfer Restrictions	11
6.	Registration Rights	11
7.	Representations and Warranties	20
8.	Legend	21
9.	Amendment and Waiver	22
10.	Shareholder Representative	22
11.	Severability	23
12.	Successors and Assigns	23
13.	Counterparts	23
14.	Remedies	23
15.	Notices	23
16.	Governing Law; Jurisdiction	24
17.	Waiver of Jury Trial	24
18.	Business Days	24
19.	Construction	24
20.	No Third Party Beneficiaries	25
21.	Delivery by Facsimile or Email	25
22.	Effectiveness	25

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of April 2, 2008 by and among Perini Corporation, a Massachusetts corporation (the “Company”), Ronald N. Tutor, a resident of California, in the capacity as the initial Shareholder Representative as provided in Section 10 or in any other capacity contemplated hereby, and the shareholders listed on the schedule of shareholders (the “Schedule of Shareholders”), attached as Exhibit A hereto (including the Shareholder Representative, each a “Shareholder” and collectively, the “Shareholders”). The Company, the Shareholder Representative and the Shareholders are referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, immediately following the merger contemplated by the Merger Agreement (the “Merger”), the Shareholders shall Beneficially Own shares of the Company Common Stock (as defined below) as provided in the Merger Agreement;

WHEREAS, the Parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Stock that will be Beneficially Owned by the Shareholders following the Merger, as well as restrictions on certain activities in respect of the Company Common Stock, corporate governance and other related corporate matters; and

WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement and will become effective upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1, and capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of the date hereof, by and among, the Company, Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”), and the other parties thereto (the “Merger Agreement”):

“Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Management Shareholder shall be deemed to be an Affiliate of Ronald N. Tutor or any member of the Shareholder Representative Group.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, (i) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Entity that is binding upon or applicable to such Person, assets or set of facts, and (ii) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“Board” has the meaning set forth in Section 2.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by Applicable Law to close.

“CEO Director” has the meaning set forth in Section 2(c)(i).

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” means the common stock of the Company, par value $1.00 per share, and any other common stock of the Company that may be issued from time to time.

“Demand Registration” has the meaning set forth in Section 6(a)(i).

“Discretionary Shares” has the meaning set forth in Section 3(b).

“Excess Shares” has the meaning set forth in Section 3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Governing Documents” means the certificate of incorporation and the by-laws of the Company (or their equivalents).

“Governmental Entity” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Holdback Period” means, with respect to any registered offering covered by this Agreement, (a) ninety (90) days after and during the ten (10) days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten (10) days) as the Company has given reasonable written notice to the holder of Registrable Securities or (b) such shorter period as the Shareholder Representative, the Company and the underwriter of such offering, if any, shall agree.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not a member of the Shareholder Representative Group.

“Management Shareholder” or “Management Shareholders” means those Persons noted as Management Shareholders on Exhibit A.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the preamble to this Section 1.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board or any other committee of the Board that has the responsibility and power for recommending nominees for appointment or election to the Board.

“NYSE” shall mean the New York Stock Exchange.

“Other Directors” has the meaning set forth in Section 2(c).

“Ownership Cap” has the meaning set forth in Section 4(a).

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Permitted Transferee” means (i) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (ii) any trust, the trustees of which include only Persons named in clause (i) and the beneficiaries of which include only the Shareholder and one or more Persons named in clause (i), or (iii) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a Governmental Entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 6(b)(i).

“Registrable Securities” means (i) all Company Common Stock, (ii) any other stock or securities that the Shareholders of the Company Common Stock may be entitled to receive, or will have received pursuant to such Shareholders’ ownership of the Company Common Stock, in lieu of or in addition to the Company Common Stock, or (iii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clauses (i) or (ii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (w) they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, (x) they have been sold to the public pursuant to Rule 144 or Rule 145 or other exemption from registration under the Securities Act or (y) they have been acquired by the Company.

“Registration Expenses” has the meaning set forth in Section 6(d)(i).

“Registration Request” has the meaning set forth in Section 6(a)(i).

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Schedule of Shareholders” has the meaning set forth in the preamble hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and any other Registration Expenses required by Applicable Law to be paid by a selling Shareholder.

“Short-Form Registration” has the meaning set forth in Section 6(a)(iii).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble hereto.

“Shareholder Designees” has the meaning set forth in Section 2(c)(i).

“Shareholder Representative” means Ronald N. Tutor and any successor appointed in accordance with the provisions of Section 10.

“Shareholder Representative Group” means the Shareholder Representative, Ronald N. Tutor Separate Property Trust, Ronald N. Tutor 2006 QuickGRAT and any other Affiliate of any of the foregoing.

“Shareholder Representative Percentage Interest” means, as of any date of determination, the percentage of Total Voting Power that is Beneficially Owned by any member of the Shareholder Representative Group and their respective Affiliates, in the aggregate.

“Shareholder’s Counsel” has the meaning set forth in Section 6(d)(ii).

“Special Registration” means the registration of (a) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (b) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

“Standstill Termination Date” means the later of (a) the third (3rd) anniversary of the Effective Time and (b) the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the members of the Shareholder Representative Group is less than twenty percent (20%) of the Total Voting Power as of such date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding shares of Company Common Stock and any other securities that either (a) are entitled, in the ordinary course, to vote or take action generally in the election of directors (and not solely upon the occurrence and during the continuation of certain specified events), or (b) in instances where “Total Voting Power” is being measured with respect to a matter to be voted or acted upon on that is other than the election of directors, any other securities then entitled to vote or take action on such matter.

“Transfer” means a sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance, grant any option, warrant or other right to purchase, or otherwise disposition of, or entering into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Company Common Stock.

“Transfer Restriction Termination Date” means the later of (a) the fifth (5th) anniversary of the Effective Time and (b) the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the members of the Shareholder Representative Group is less than twenty percent (20%) of the Total Voting Power as of such date.

“Tutor-Saliba” has the meaning set forth in the preamble to this Section 1.

2. Board of Directors.

(a) Board Composition. The members of the Board of Directors of the Company (the “Board”) shall be nominated and elected (or appointed, as applicable) in accordance with the Governing Documents and the provisions of this Agreement.

(b) Effective Time Board Composition. At the Effective Time (as defined in the Merger Agreement), the Board will be comprised of (i) C.L. Max Nikias and, if the Shareholder Representative shall elect, one other Person to be designated by the Shareholder Representative prior to the Effective Time, who are the Shareholder Designees, (ii) the CEO Director, and (iii) eight (8) additional Other Directors determined and nominated consistent with the manner provided in Section 2(c)(i) (or serving in such capacity immediately prior to the Effective Time). Any such directors serving on the Board immediately prior to the Effective Time who are to be members of the Board as of the Effective Time pursuant to this Section 2(b) shall continue to be directors of the Board in the classes with remaining terms of service in which they are serving at such time, and any other Persons to be appointed or elected as directors to the Board pursuant to this Section 2(b) shall be so appointed or elected in accordance with the Governing Documents among the classes so as to maintain the number of directors in each class as nearly equal as possible.

(c) Designees.

(i) The Shareholder Representative shall have the right to designate individuals for nomination for election to the Board, and the Company shall cause such individuals to be nominated for election to the Board as follows: (1) for so long as the Shareholder Representative Percentage Interest equals or exceeds 22.5%, the Shareholder Representative shall be entitled to designate two persons for nomination and election to the Board; and (2) at such time as the Shareholder Representative Percentage Interest falls below 22.5%, but is not less than 11.25%, the Shareholder Representative shall be entitled to designate one person for nomination and election to the Board. Persons designated by the Shareholder Representative in accordance with the foregoing sentence shall be referred to as the “Shareholder Designees.” In addition, for so long as Ronald N. Tutor serves as the Chief Executive Officer of the Company, he shall be nominated for election to the Board (the “CEO Director”). The remaining members of the Board shall be nominated by the Nominating and Governance Committee in accordance with the Governing Documents of the Company (or for the composition of the Board as of the Effective Time pursuant to Section 2(b), selected by the Nominating and Governance Committee of the Company in accordance with the Governing Documents of the Company) (the “Other Directors”).

(ii) At each meeting of the shareholders of the Company held after the Effective Time at which directors of the Company are to be elected, the Company agrees to nominate for election, and recommend that the shareholders elect, to the Board each Shareholder Designee that the Shareholder Representative is entitled to designate for nomination and election at that time, in accordance with the provisions of Section 2(c)(i), and, subject to the requirements of Section 2(c)(i), the CEO Director; provided, however, that notwithstanding anything to the contrary in this Section 2, the Company (and its Board) shall be under no obligation to recommend to the shareholders or vote in favor of a Shareholder Designee to the extent that (1) the Board (or the Nominating and

Governance Committee thereof) determines in good faith that the nomination or recommendation of such nominee by the Board (A) would be prohibited by, or cause the composition of the Board as a whole to fail to satisfy, any Applicable Law or any applicable eligibility, listing, or governance standard or requirement of the NYSE (or any other securities exchange on which the Company Common Stock is subsequently listed or is sought to be listed); or (B) would reasonably be expected to violate the Board’s duties under Applicable Law because (I) such nominee is unfit to serve as a director of an NYSE-listed company or (II) service by such nominee as a director would reasonably be expected to violate Applicable Law; or (2) if the Shareholder Representative is not Ronald N. Tutor, in the good faith judgment of the Board (or the Nominating and Governance Committee thereof), in light of the Company’s then applicable eligibility criteria for nominees to the Board, such Shareholder Designee lacks suitable professional qualifications or an appropriate level of experience for service as a member of a board of directors of a publicly traded company of the size and stature of the Company or otherwise does not meet such eligibility criteria in any material respect.

(iii) In the event that the Shareholder Representative loses the right to designate to the Board one or more designees provided for in Section 2(c)(i), such designee(s) shall resign immediately upon receiving notice from the Nominating and Corporate Governance Committee of the Board that such committee has identified a replacement director, and, in any event, shall resign no later than 60 days after the Shareholder Representative loses the right to designate such designee(s) to the Board. In such event, the Board seat formerly occupied by such designee shall become a seat for a director to be selected solely by the Nominating and Corporate Governance Committee or the Board. At its option, the Board may fill the vacancy in accordance with the Governing Documents or, subject to the terms of the Governing Documents and Applicable Law, may reduce its size by the number of vacated board seats. In addition, at such time as Ronald N. Tutor ceases to serve as the Chief Executive Officer of the Company, (A) the Shareholder Representative shall request one Shareholder Designee selected by the Shareholder Representative to resign, (B) upon the resignation of such director as contemplated by clause (A) or the resignation of the other Shareholder Designee, the Shareholder Representative may nominate for election Ronald N. Tutor to be a Shareholder Designee to fill such vacancy as provided in Section 2(c)(iv) in lieu of his then existing directorship, which shall be subject to being filled as provided in clause (D) below, (C) if no Shareholder Designee shall have resigned as contemplated by clause (C) within sixty (60) days of his ceasing to serve as the Chief Executive Officer of the Company, then Ronald N. Tutor shall resign, and (D) the Board seat previously held by Ronald N. Tutor as the CEO Director shall become a seat for a director to be selected solely by the Nominating and Corporate Governance Committee of the Board and the provisions of this Section 2(c)(iii) shall apply to the seat that he previously held. To the extent necessary to give effect to the terms of this Section 2(c)(iii) in a manner that complies with Applicable Law, each person who is a Shareholder Designee and the CEO Director shall, as a condition of his or her appointment or nomination (both initially and annually thereafter), be required to provide to the Nominating and Governance Committee a signed, undated letter of resignation that shall be available to be accepted by the Nominating and Governance Committee only when required to give effect to the terms of this Section 2(c)(iii).

(iv) As long as the Shareholder Representative has any right to designate one or more persons for nomination for election to the Board, as specified in Section 2(c)(i), at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of such designee, the Shareholder Representative shall be entitled to designate for appointment by the remaining directors of the Company under the Governing Documents an individual to fill such vacancy and to serve as a director on the Board; provided, that such designee shall be subject to satisfying the qualification standards set forth in the proviso to Section 2(c)(ii) to the same extent as a nominee for election to the Board.

(v) Each Shareholder agrees to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all shares of Company Common Stock owned by it to cause the election of the CEO Director and each of the Shareholder Designees and the Other Directors (in each case in accordance with the requirements, and subject to the limitations, of Section 2(c)(i)) when nominated for election to the Board and to take all other steps within such Shareholder’s power to ensure that the composition of the Board is as set forth in this Section 2.

(d) Committees. One Shareholder Designee shall serve on each committee of the Board if and to the extent the Nominating and Governance Committee determines that such designee, to the extent required by Applicable Law or any applicable eligibility, listing, or governance standard or requirement of the NYSE, qualifies as an “Independent Director” within the meaning of Section 303A.02 of the Listed Company Manual of the NYSE and Rule 10A-3 under the Exchange Act, as applicable, as such rules may be amended from time to time. If the Company Common Stock is subsequently listed, or sought to be listed, on a securities exchange other than the NYSE, this Section 2(d) shall be applied in a manner to ensure that the composition of the Board committees complies with the applicable eligibility, listing and governance standards of such other securities exchange.

3. Voting. At all times prior to the termination or lapsing of the restrictions of Section 4 below, the Shareholder Representative and each member of the Shareholder Representative Group party hereto covenants and agrees that, each such party shall, and shall cause each other member of the Shareholder Representative Group to, take all actions so that:

(a) on any action to elect or appoint any directors of the Company, all of the shares of Company Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group shall be voted or action shall be taken in accordance with Section 2(c)(v); and

(b) on any matter to be voted or acted upon by the Company’s shareholders other than those contemplated by Section 3(a), (i) the amount of shares of Company Common Stock equal to in the aggregate up to twenty percent (20%) of the Total Voting Power that are Beneficially Owned by any member of the Shareholder Representative Group (the “Discretionary Shares”) may be voted (or action with respect to such shares may be taken) in the discretion of the Shareholder Representative Group, and (ii) all shares of Company Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group other than the Discretionary Shares (the “Excess Shares”) shall be voted (or action with respect to such shares shall be taken) for or against such matter in the same proportion as all other shares of Company Common Stock entitled to vote or take action on such matter are voted or action is taken on such matter (determined without inclusion of the voting or taking of action with respect to the Discretionary Shares and prior to giving effect to the voting or taking of action with respect to the Excess Shares); and

(c) the Shareholder Representative and each member of the Shareholder Representative Group party hereto, and to the extent practicable each other member of the Shareholder Representative Group Beneficially Owning any shares of Company Common Stock, shall be present, in person or by proxy, at all meetings of the Shareholders of the Company so that all such securities Beneficially Owned by any member of the Shareholder Representative Group and any of his Affiliates may be counted for the purposes of determining the presence of a quorum at such meeting.

The Shareholder Representative and each member of the Shareholder Representative Group party hereto covenants and agrees that it shall not, and shall not permit any other member of the Shareholder Representative Group to, grant any proxies with respect to the Company Common Stock or subject any of the Company Common Stock to any arrangement with respect to the voting of or taking action with respect to shares of Company Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group other than as provided under this Agreement. In addition, notwithstanding any other provision of this Section 3 to the contrary, at all times prior to the termination or lapsing of the restrictions of Section 4 below, no member of the Shareholder Representative Group shall vote, or permit to be voted, any shares of Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group in any manner that would be inconsistent with the restrictions contained in this Section 3 or Section 4.

4. Standstill Agreement . Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company or required by Applicable Law, or for matters solely among the Shareholder Representative Group, the Shareholder Representative and each member of the Shareholder Representative Group party hereto covenants and agrees that, from and after the date hereof until the Standstill Termination Date, each such party shall not, and shall cause each other member of the Shareholder Representative Group not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has or could have the effect of increasing the Beneficial Ownership of the Shareholder Representative Group on a percentage basis in the outstanding Common Stock of the Company above the percentage interest held by the members of the Shareholder Representative Group as of the date of the Closing (“Ownership Cap”), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by the Board;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Company Common Stock;

(d) grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the shareholders of the Company, or deposit any shares of Company Common Stock into a voting trust or subject any shares of Company Common Stock to any arrangement or agreement with respect to the voting thereof;

(e) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any shareholder proposal;

(f) seek election to or seek to place a representative on the Board or seek removal of any member of the Board;

(g) seek to have called any meeting of the shareholders of the Company;

(h) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than the transactions contemplated by the Merger Agreement), including, without limitation, a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

(i) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 4;

(j) publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or

(k) advise, assist, instigate or encourage any third party to do any of the foregoing;

provided, however, that this Section 4 shall not prohibit or restrict (x) any action taken by the Shareholder Designees as members of the Board in such capacity, or (y) the exercise by any Shareholder of his, her or its voting rights with regard to shares of Company Common Stock to the extent contemplated by Sections 2 or 3.

5. Transfer Restrictions.

(a) No Shareholder may Transfer any shares of Company Common Stock (x) with respect to all Shareholders, prior to the six (6) month anniversary of the Effective Time, except to a Permitted Transferee of such proposed transferor or pursuant to a Piggyback Registration, or (y) with respect to any member of the Shareholder Representative Group, following the six (6) month anniversary of the Closing Date and prior to the Transfer Restriction Termination Date, except (i) to a Permitted Transferee of such proposed transferor, (ii) to one or more third parties so long as the Shareholder Representative Group continues to (and at all times) Beneficially Owns at least seventy percent (70%) of the Company Common Stock acquired by the Shareholder Representative Group at the Closing; provided, however, that, notwithstanding the restrictions set forth in this Section 5(a)(y)(ii), from and after the fifth (5th) anniversary of the Effective Time (or as otherwise contemplated by Section 10(i) of the Employment Agreement (as defined in the Merger Agreement)), the members of the Shareholder Representative Group may Transfer shares of Company Common Stock so long as any such Transfers are not directly or indirectly in the form of a Transfer of shares, through one or a series of related transactions, equal to or greater than fifteen percent (15%) of the Total Voting Power to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, or (iii) in a transaction approved by a majority of the directors of the Company other than Shareholder Designees and the CEO Director. Any attempt by any Shareholder to Transfer any Company Common Stock not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give effect in the Company’s stock records to any such attempted Transfer.

(b) No share of Company Common Stock shall be Transferred pursuant to Section 5(a) to any Permitted Transferee of the applicable Shareholder unless and until such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to the Company, (i) to accept the shares of Company Common Stock Transferred to it subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. Each Shareholder is, and will remain, obligated for the performance by any of such party’s Permitted Transferees of its obligations hereunder.

(c) This Section 5 shall terminate and be of no further force or effect on the first Business Day following the Transfer Restriction Termination Date, provided that such termination shall not relieve any Party of liability for such party’s breach of this Section 5 prior to such termination. This Section 5 shall not apply to shares of Company Common Stock granted or issued to any Shareholder and approved by the Board (or a committee thereof) after the Effective Time; provided, that the Shareholder Designees and the CEO Director shall not have voted on such grants or issuances.

6. Registration Rights.

(a) Demand Registrations.

(i) Requests for Registration. The Shareholder Representative may request in writing, on behalf of the Shareholder Representative Group, that the Company effect the registration of all or any part of the Registrable Securities held by the Shareholder Representative Group (a “Registration Request”) at any time following the six (6) month anniversary of the Effective Time, provided, that prior to the Transfer Restriction Termination Date, the number of shares of Company Common Stock to be sold by the Shareholder Representative Group pursuant to a Registration Request (together with all shares of Company Common Stock Transferred publicly in accordance with Section 5(a)) shall not exceed thirty percent (30%) of the shares of Company Common Stock acquired by the Shareholder Representative Group upon the consummation of the Closing (except, from and after the fifth (5th) anniversary of the Effective Time, as contemplated by the proviso set forth in Section 5(a)(y)(ii)). Promptly after its receipt of any Registration Request, the Company will give written notice of such request to all other Shareholders, and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request or by any other Shareholders by written notice to the Company given within fifteen (15) Business Days after the date the Company has given such Shareholders notice of the Registration Request. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 6(a). Any registration requested by the Shareholder Representative pursuant to Section 6(a)(i) or 6(a)(iii) is referred to in this Agreement as a “Demand Registration.”

(ii) Limitation on Demand Registrations. The Shareholder Representative will be entitled to initiate no more than three (3) Demand Registrations (including Short-Form Registrations permitted pursuant to Section 6(a)(iii)). No request for registration will count for the purposes of the limitations in this Section 6(a)(ii) if (i) the Shareholder Representative determines in good faith to withdraw the proposed registration prior to the effectiveness of the Registration Statement relating to such request due to marketing conditions or regulatory reasons relating to the Company, (ii) the Registration Statement relating to such request is not declared effective within one hundred and eighty (180) days of the date such Registration Statement is first filed with the SEC (other than solely by reason of the Shareholder Representative having refused to proceed) and the Shareholder Representative withdraws its Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least ninety percent (90%) of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Shareholder Representative’s reasonable satisfaction within thirty (30) days of the date of such order, (iv) more than ten percent (10%) of the Registrable Securities requested by the Shareholder Representative to be included in the registration are not so included pursuant to Section 6(a)(vi), or (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder Representative Group). Notwithstanding the foregoing, the Company will pay all Registration Expenses in connection with any request for registration pursuant to Section 6(a) regardless of whether or not such request counts toward the limitation set forth above.

(iii) Short-Form Registrations. The Company will use its reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registrations”), and, if requested by the Shareholder Representative and available to the Company, such Short-Form Registration will be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration. The Company will pay all Registration Expenses incurred in connection with any Short-Form Registration.

(iv) Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement pursuant to Rule 415, with respect to a Demand Registration would (1) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Board reasonably be expected to have a material adverse effect on the Company or its business if made at such time, or (2) would in the good faith and judgment of the Board reasonably be expected to have a material adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided, that the Company shall not be permitted to do so (x) more than three (3) times during any twelve-month period or (y) for periods exceeding, in the aggregate, one hundred twenty-five (125) days during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, such Shareholders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder Representative will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 6(a)(ii). The Company will pay all Registration Expenses incurred in connection with any such aborted registration or prospectus.

(v) Selection of Underwriters.

(A) If the Shareholder Representative intends that the Registrable Securities covered by his Registration Request shall be distributed by means of an underwritten offering, the Shareholder Representative will so advise the Company as a part of the Registration Request, and the Company will include such information in the notice sent by the Company to the other Shareholders with respect to such Registration Request. In such event, the lead underwriter to administer the offering will be chosen by the Shareholder Representative subject to the prior written consent, not to be unreasonably withheld or delayed, of the Company.

(B) If the offering is underwritten, the right of any Shareholder to registration pursuant to Section 6(a) will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each such Shareholder will (together with the Company and the other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Shareholder disapproves of the terms of the underwriting, such Shareholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Shareholder Representative.

(vi) Priority on Demand Registrations. The Company will not include in any underwritten registration pursuant to Section 6(a) any securities that are not Registrable Securities, without the prior written consent of the Shareholder Representative. If the managing underwriter advises the Company or the Shareholder Representative that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company or the Shareholder Representative will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, Registrable Securities of the Shareholder Representative Group and (2) second, Registrable Securities of any other Shareholders who have delivered written requests for registration pursuant to Section 6(a)(i), pro rata on the basis of the aggregate number of Registrable Securities owned by each such Shareholder and (3) any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(vii) Effective Registration Statement. A registration requested pursuant to Section 6(a)(i) shall not be deemed to have been effected unless it is declared effective by the SEC and remains effective for the period specified in Section 6(c)(ii).

(b) Piggyback Registrations.

(i) Right to Piggyback. Whenever the Company proposes to register any of its securities, other than a registration pursuant to Section 6(a) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen (15) Business Days prior to the filing of a Registration Statement with respect to such registration) to all Shareholders of its intention to effect such a registration and, subject to Section 6(b)(iv), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any Shareholder that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 6(b) prior to the effectiveness of such registration, whether or not any Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 6(b)(iii) the Company will have no liability to any Shareholder in connection with such termination or withdrawal.

(ii) Underwritten Registration. If the registration referred to in Section 6(b)(i) is proposed to be underwritten, the Company will so advise the Shareholders as a part of the written notice given pursuant to Section 6(b)(i). In such event, the right of any Shareholder to registration pursuant to this Section 6(b) will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each such Shareholder will (together with the Company and the other Shareholders and other holders of securities distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any Shareholder disapproves of the terms of the underwriting, such Shareholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Shareholder Representative.

(iii) Piggyback Registration Expenses. The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(iv) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, the securities the Company proposes to sell, (2) second, Registrable Securities of the Shareholder Representative Group and (3) third, Registrable Securities of any other Shareholders who have requested registration of Registrable Securities pro rata on the basis of the aggregate number of such securities or shares owned by each such Shareholder.

(c) Registration Procedures. Subject to Section 6(a)(iv), whenever the Shareholders of Registrable Securities have requested that any Registrable Securities be registered pursuant to Sections 6(a) or 6(b) of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall use its reasonable best efforts to as expeditiously as possible:

(i) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with the Financial Industry Regulatory Authority and thereafter use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable, provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to Shareholders’ Counsel copies of all such documents proposed to be filed, which documents will be subject to review of such counsel at the Company’s expense;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (1) not less than (A) three (3) months, if such Registration Statement relates to an underwritten offering, or such longer period as a prospectus is required by Applicable Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (B) three (3) years in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (3) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(iii) furnish to each seller of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (2) subject itself to taxation in any such jurisdiction or (3) consent to general service of process in any such jurisdiction);

(v) notify each seller of such Registrable Securities and Shareholders’ Counsel, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi) notify each seller of any Registrable Securities covered by such Registration Statement and Shareholders’ Counsel (1) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the Commission for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (3) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(vii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market, as determined by the Company;

(viii) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix) enter into such customary agreements (including underwriting agreements and, subject to Section 6(g), lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder Representative, the selling Shareholders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making members of senior management of the Company available to participate in “road show” and other customary marketing activities);

(x) make available for inspection by any seller of Registrable Securities and Shareholders’ Counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting Person (1) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (2) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(xi) timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xii) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use every reasonable effort to promptly obtain the withdrawal of such order;

(xiii) obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(xiv) provide legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

As a condition to registering Registrable Securities, the Company may require each Shareholder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

(d) Registration Expenses.

(i) Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses

(including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the New York Stock Exchange or the NASDAQ stock market. All Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the amount of proceeds from the sale of their shares so registered.

(ii) In connection with each Demand Registration and each Piggyback Registration in which members of the Shareholder Representative Group participate, the Company will reimburse the Shareholder Representative for the reasonable fees and disbursements of one counsel (“Shareholders’ Counsel”).

(e) Participation in Underwritten Registrations.

(i) No Shareholder may participate in any registration hereunder that is underwritten unless such Shareholder (1) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Shareholder Representative (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no Shareholder will be required to sell more than the number of Registrable Securities that such Shareholder has requested the Company to include in any registration), (2) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (3) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Shareholder’s failure to cooperate with such reasonable requests, will not constitute a breach by the Company of this Agreement).

(ii) Each Shareholder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(c)(v), such Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Shareholder receives copies of a supplemented or amended prospectus as contemplated by such Section 6(c)(v). In the event the Company gives any such notice, the applicable time period mentioned in Section 6(c)(ii) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(e)(ii) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 6(c)(v).

(f) Rule 144. The Company will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Shareholder Representative, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will take such further action as the Shareholder Representative may reasonably request, all to the extent required from time to time to enable the Shareholders to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of the Shareholder Representative, the Company will deliver to the Shareholder Representative a written statement as to whether it has complied with such information requirements.

(g) Holdback. In consideration for the Company agreeing to its obligations under this Agreement, each Shareholder agrees in connection with any registration of the Company’s securities (whether or not such Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period, provided that nothing herein will prevent any Shareholder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof or a Transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees agree to be so bound. With respect to such underwritten offering of Registrable Securities covered by a registration pursuant to Sections 6(a) or 6(b), the Company further agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period with respect to such underwritten offering, if required by the managing underwriter, provided that notwithstanding anything to the contrary herein, the Company’s obligations under this Section 6(g) shall not apply during any twelve-month period for more than an aggregate of ninety (90) days.

7. Representations and Warranties. Each Shareholder (as to himself, herself or itself only) represents and warrants to the Company and each other Shareholder that, as of the date hereof:

(a) upon consummation of the Merger, such Shareholder will be the record owner of the number of the Company shares set forth opposite such Shareholder’s name on the Schedule of Shareholders attached as Exhibit A hereto;

(b) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms;

(c) such Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement; and

(d) the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of Applicable Law to which such Shareholder is subject, (ii) violate any order, judgment or decree applicable to such Shareholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s assets or properties is bound.

8. Legend.

(a) The Shareholders agrees that all certificates or other instruments representing the Company Common Stock subject to this Agreement will bear a legend substantially to the following effect:

“(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. (ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF APRIL 2, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT.”

(b) Upon request of a Shareholder, the Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Company Common Stock to be so transferred upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required (or, in the case of a Shareholder that is not an Affiliate of the Company, upon receipt by the Company of a certification to that effect at least six months after the Closing Date) and clause (ii) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Shareholders acknowledge that the Company Common Stock has not been registered under the Securities Act or under any state securities laws and agree that they will not sell or otherwise dispose of any of the Company Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

9. Amendment and Waiver.

(a) Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (to the extent approved by a majority of directors who are not Shareholder Designees) and the Shareholder Representative. A copy of each such amendment shall be sent to each Shareholder and shall be binding upon each Party hereto, provided that the failure to deliver a copy of such amendment shall not impair or affect the validity of such amendment.

(b) Notwithstanding the foregoing provision of Section 9(a), the Board may authorize the Company to amend or modify this Agreement at any time without the prior written consent of the Shareholder Representative, to (i) enter into agreements with permitted assignees pursuant to the terms of this Agreement, providing in substance that such permitted assignees will be bound by this Agreement, and (ii) amend this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Internal Revenue Service or any other United States federal or state agency, or in any United States federal or state statute, and to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained herein, so long as any amendment under this clause (ii) does not adversely affect the investment in the Company of the Shareholder Representative or the rights, duties or obligations of the Shareholder Representative hereunder, provided that no amendment of this Agreement shall change the provisions of this Section 9 without the prior written consent of the Shareholder Representative.

(c) No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by Applicable Law.

10. Shareholder Representative. Ronald N. Tutor shall serve as the Shareholder Representative until the earlier of his resignation as the Shareholder Representative, death, or mental or physical incapacity (such that he is unable to fulfill the obligations of the Shareholder Representative). At such time as Ronald N. Tutor ceases to serve in such capacity, and thereafter in the case of the resignation as the Shareholder Representative, death or mental or physical incapacity of any successor Shareholder Representative, the Beneficial Owners of a majority of the total number of shares of Company Stock then Beneficially Owned by the Shareholder Representative Group shall appoint an individual to serve as a successor Shareholder Representative and shall give prompt written notice to the Company of the selection and identity of such successor. Any such successor Shareholder Representative may resign as the Shareholder Representative at any time by written notice to the Company and the members of the Shareholder Representative Group (and shall be deemed to have resigned as the Shareholder Representative upon such successor’s death or mental or physical incapacity).

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Except as otherwise expressly provided herein, none of the Shareholders may assign any of their rights or obligations hereunder without the prior written consent of the Company.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14. Remedies. The Company and the Shareholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

15. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Schedule of Shareholders at such address as indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a Business Day or, if not, the next succeeding Business Day), three (3) Business Days after deposit in the United States mail and one (1) Business Day after deposit with a reputable overnight courier service. The Company’s address as of the date hereof is:

Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

Attention: Corporate Secretary

Facsimile: (508) 628-2010

16. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSETTS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF MASSACHUSETTS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

18. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

19. Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

20. No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

21. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such Party forever waives any such defense.

22. Effectiveness. This Agreement shall become effective on, and not effective until, the Closing Date (as defined in the Merger Agreement. This Agreement shall automatically terminate and be of not further force or effect upon termination of the Merger Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

PERINI CORPORATION

By:	/s/ Robert Band
Name:	Robert Band
Title:	President and Chief Operating Officer

RONALD N. TUTOR

/s/ Ronald N. Tutor
Name:	Ronald N. Tutor

SHAREHOLDERS:

RONALD N. TUTOR SEPARATE PROPERTY TRUST

By:	/s/ Ronald N. Tutor
Name:	Ronald N. Tutor
Title:	Trustee

RONALD N. TUTOR 2006 QUICKGRAT

By:	/s/ Ronald N. Tutor
Name:	Ronald N. Tutor
Title:	Trustee

/s/ James A. Frost
Name:	James A. Frost

/s/ William B. Sparks
Name:	William B. Sparks

/s/ John D. Barrett
Name:	John D. Barrett

/s/ Roger K. Sexton
Name:	Roger K. Sexton

/s/ David L. Randall
Name:	David L. Randall

/s/ Gerald W. Brown
Name:	Gerald W. Brown

/s/ Robert Stephen Lewis
Name:	Robert Stephen Lewis

/s/ Michael J. Kerchner
Name:	Michael J. Kerchner

/s/ James Foster
Name:	James Foster

Name:	Leonard Kaae

/s/ Mark S. Fishbach
Name:	Mark S. Fishbach

/s/ Joseph A. Guglielmo
Name:	Joseph A. Guglielmo

Name:	Thomas E. Anderson

Name:	John McSweeney

Name:	Mark Mamczarz

/s/ Eric Carlin
Name:	Eric Carlin

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